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                                   EXHIBIT 21
                              LIST OF SUBSIDIARIES


Wholly Owned Subsidiaries of the Company
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Alltech Associates, Inc., an Illinois corporation
Alltech Associates Applied Science Limited (UK), a United Kingdom registered corporation
Alltech Associates (Australia) Pty. Ltd., a New South Wales proprietary company Alltech Scientific (China) Limited, a China company
Alltech Applied Science Labs (H.K.), Limited a Hong Kong corporation
Alltech G.m.b.H., a German corporation
Alltech France, a French corporation
Alltech Italia S.R.L., an Italian corporation
Alltech Applied Science, BV, a Netherlands limited liability company
NZ Alltech Inc., an Illinois corporation

Subsidiaries Owned 51% by the Company
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Alltech Japan Inc., a Japanese corporation
Alltech y Aplied Science Para Mexico, S.A. DE C.V, a Mexican corporation